Exhibit 15.1
May 9, 2007
Quicksilver Resources Inc.
777 West Rosedale
Fort Worth, Texas 76104
We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Quicksilver Resources Inc. and subsidiaries for the three-month periods ended March 31, 2007 and 2006, and have issued our report dated May 9, 2007. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, is incorporated by reference in Registration Statements Nos. 333-69496, 333-89204, 333-92196, and 333-130597 on Form S-3, and Registration Statement Nos. 333-94387, 333-91526, 333-113617, 333-116180, and 333-134430 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche
Fort Worth, Texas